Exhibit 99.1

NEWS RELEASE
Date:  September 10, 2014

Contacts:
Cape Bancorp, Inc.	Colonial Financial Services, Inc.
Michael D. Devlin, (609) 465-5600	Edward J. Geletka, (856) 205-0058
President & Chief Executive Officer	President & Chief Executive Officer

Cape Bancorp, Inc. to Acquire
Colonial Financial Services, Inc.

CAPE MAY COURTHOUSE & VINELAND, NEW JERSEY – Cape Bancorp, Inc. (“Cape” or the “Company”) (NASDAQ GM: CBNJ), the holding company for Cape Bank, and Colonial Financial Services, Inc. (“Colonial”) (NASDAQ GM: COBK), the holding company for Colonial Bank, FSB (“Colonial Bank”), jointly announced today they have entered into an agreement and plan of merger (the “Agreement”) under which each shareholder of Colonial, subject to potential adjustments at closing,  will be entitled to elect to receive either $14.50 per share in cash or 1.412 shares of Cape’s common stock, subject to 50% of the shares being exchanged for stock and 50% for cash.  Based on Cape’s stock price of $10.06, as of September 9, 2014, the transaction is valued at approximately $55.0 million.  The merger is expected to qualify as a tax-free reorganization for those shareholders electing to receive Cape stock.  The transaction is subject to receipt of Colonial shareholder approval, Cape shareholder approval and customary regulatory approvals.  We expect the transaction to close in the first half of 2015.

Upon consummation of the transaction, Colonial Bank will be merged with and into Cape Bank.  At that time, Colonial Bank branches will become branches of Cape Bank.  Cape estimates that, following the closing, it will have approximately $1.6 billion in assets and 22 banking locations throughout New Jersey.  Cape expects the transaction to be accretive to earnings per share in the first full year of operations, excluding any one-time restructuring charges, and that Cape Bank will exceed “well-capitalized” thresholds under all regulatory definitions.

At closing, two current members of the Colonial Board of Directors, Mr. Gergory J. Facemyer and Hugh J. McCaffrey will be added to the Boards of Directors of Cape and Cape Bank.

Michael D. Devlin, President and CEO of Cape, stated, “We are very pleased to announce the merger with Colonial Financial Services, which is expected to increase the size of our organization nearly 50% to $1.6 billion in assets.  Colonial has strong market share in its core markets and provides an attractive low cost funding base for our franchise.  This transaction helps Cape Bank achieve additional operating scale and drive earnings per share growth as our management team continues to focus on achieving above-average returns for our shareholders. In addition to the financial benefits, Colonial will augment the westward expansion that we began in 2011 with the opening of our Burlington County, New Jersey market development office and in 2013 with the opening of our Radnor, Pennsylvania market development office.”

Gregory J. Facemyer, Colonial’s Chairman, commented, “We are excited to partner with a strong and reputable firm, such as Cape, and believe that this transaction will benefit the shareholders of both companies.  In addition, from a community and customer stand point, our combined financial institution will offer a wider array of products and services while continuing our long-standing personal commitment to our customers and community. ”

Sterne, Agee & Leach, Inc. is serving as financial advisor to Cape and Luse Gorman Pomerenk & Schick, P.C. is serving as legal counsel to Cape on the transaction.  Keefe, Bruyette & Woods, a Stifel Company, is serving as financial advisor and rendered a fairness opinion to Colonial.  FinPro Capital Advisors, Inc. rendered a fairness opinion in connection with the transaction to Colonial and the law firm of Windels Marx Lane & Mittendorf is serving as legal counsel to Colonial on the transaction.

ABOUT CAPE BANCORP, INC.

Cape Bancorp, Inc. with total assets of $1.1 billion at June 30, 2014, is the parent company of Cape Bank, a New Jersey chartered savings bank providing a complete line of business and personal banking products through its fourteen full service offices located throughout Atlantic and Cape May counties in Southern New Jersey, one drive-up teller/ATM operation in Atlantic County, and two market development offices located in Burlington County, New Jersey and in Radnor, Pennsylvania.  Cape can be contacted at (609) 465-5600 or 225 North Main Street, Cape May Court House, New Jersey.  To learn more about the Company, please visit www.capebanknj.com.

ABOUT COLONIAL FINANCIAL SERVICES, INC.

Colonial Financial Services, Inc. is the holding company for Colonial Bank, FSB which began in 1913 as a small mortgage association in downtown Bridgeton.  It is now a full-service community bank with nine locations in the heart of South Jersey.  Colonial Bank, FSB offers a full line of products and services to meet all consumer and commercial banking needs.  For more information, please call (856) 205-0058.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification of the securities under the securities laws of any such jurisdiction.  No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

CONFERENCE CALL

Cape will hold a conference call at 10:30 AM EDT on Thursday, September 11, 2014.  Interested parties may participate by calling 1-888-317-6016.  A taped replay of the conference call will be available one hour after the conclusion of the call and will remain available through September 25, 2014.  A recording of the conference call may be obtained by calling 1-877-344-7529, referencing conference number 10052308.

The conference call with be simultaneously broadcast live over the Internet through a webcast on the investor relations portion of the Cape website.  To access the call, please visit the website at http://services.choruscall.com/links/cbnj140911.html.  An online archive of the webcast will be available within one hour of the conclusion of the call.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts, but rather statements based on the Company’s current expectations regarding our business strategies and their intended results and future performance. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions, as well as any statements related to future expectations of performance or conditional verbs, such as “will,” “would,” “should,” “could,” or “may.”

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance, and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, the Company’s failure to integrate Colonial and Colonial Bank in accordance with expectations; deviations from performance expectations related to Colonial and Colonial Bank; general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; competitive conditions in the banking markets served by the Company’s subsidiaries; the adequacy of the allowance for losses on loans and the level of future provisions for losses on loans; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on the Company’s behalf. The Company assumes no obligation to update any forward-looking statements.

Other Information

In connection with the proposed merger, Cape will file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4 that will include a joint proxy statement and a Cape prospectus, as well as other relevant documents concerning the proposed transaction.

Shareholders of Cape and Colonial and other investors are urged to carefully read the proxy statement/prospectus to be included in the registration statement on Form S-4, which Cape will file with the SEC in connection with the proposed merger, because it will contain important information about Cape, Colonial, the merger, the persons soliciting proxies with respect to the proposed merger and their interests in the proposed merger and related matters.

The respective directors and executive officers of Cape Bancorp, Inc. and Colonial Financial Services, Inc. and other persons may be deemed to be participants in the solicitation of proxies from Colonial and Cape shareholders with respect to the proposed merger. Information regarding the directors and executive officers of Cape is available in its proxy statement filed with the SEC on March 24, 2014. Information regarding directors and executive officers of Colonial is available in its proxy statement filed with the SEC on April 16, 2014.  Other information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Investors and security holders will be able to obtain free copies of the registration statement (when available) and other documents filed with the SEC by Cape Bancorp, Inc. and Colonial Financial Services, Inc. through the website maintained by the SEC at  http://www.sec.gov.  Copies of the documents filed with the SEC by Cape will be available free of charge on Cape’s website at  http://www.capebanknj.com, or by contacting  Guy Hackney, Executive Vice President & Chief Financial Officer by telephone at (609) 465-5600.   Copies of the documents filed with the SEC by Colonial will be available free of charge on Colonial’s website at http://www.colonialbankfsb.com, or by contacting Edward J. Geletka, President & Chief Executive Officer, by telephone at (856) 205-0058.